Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q2 2018

August 9, 2018; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Head of Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Helane R. Becker	Cowen and Company
Jason Michael Arnold	RBC Capital Markets, LLC
Mark Stephen Streeter	JP Morgan Chase & Co
Moshe Ari Orenbuch	Credit Suisse AG
Rajeev Lalwani	Morgan Stanley
Scott Jean Valentin	Compass Point Research & Trading, LLC
Vincent Albert Caintic	Stephens Inc.
Unidentified Analyst

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to Air Lease's Second Quarter 2018 Conference Call. (Operator Instructions)

And as a reminder, this call is being recorded.

I'd now like to turn the conference over to Mary Liz DePalma, Head of Investor Relations. Please go ahead.

Mary Liz DePalma: Hello, everyone, and welcome to Air Lease Corporation's earnings call for the second quarter of 2018.

This is Mary Liz DePalma, and I'm joined this afternoon by: Steve Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our results for the second quarter of 2018. A copy of our earnings release is available on the investors section of our website at www.airleasecorp.com.

This conference call is being webcast and recorded today, Thursday, August 9, 2018, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

This includes without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items.

These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, August 9, 2018.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations.

Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, certain financial measures we will be using during the call, such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures.

A description of our reasons for utilizing these non-GAAP measures, as well as the definition of them and reconciliation to corresponding GAAP measures, can be found in the earnings release and 10-Q issued today.

This release can be found in the investors and press section of our website at www.airleasecorp.com.

Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our CEO and President, John Plueger.

John L. Plueger: Well, thank you, Mary Liz, and good afternoon to all of you and thank you for joining us. I hope you're all having a nice summer.

I'm happy to report that ALC had another good quarter, executed right on plan achieving revenues of $398 million and $1.04 earnings per share.

Our balance sheet grew to $17 billion, increasing more than 10% over the past six months and our net income rose 14% over last year's second quarter.

Our margins and portfolio metrics remain strong and consistent.

In light of tax reform benefits and ongoing Airbus delivery delays, we continued opportunistic asset growth by concluding the purchase of four young A321s in the secondary market near the last day of the quarter.

And as you know, we purposely did not sell any aircraft during the first or second quarter due to the benefits of tax reform and the high volume of sales that we've recorded over the past two years.

So for Q1 and Q2, we concentrated on asset growth.

And to that point on growth, we are very excited because over the next 18 months, Air Lease will achieve the highest CapEx growth since its inception.

Accordingly, we will see significant growth in assets, revenues and earnings.

Between now and the end of 2019, our current schedule shows delivery of 109 new aircraft from our order book with CapEx of $8.5 billion.

Each of these 109 aircraft are already spoken for today by an existing or new ALC customer.

In 2019 alone, our CapEx is forecasted to be about $6.4 billion as compared to our expected final total CapEx for 2018 of about $3.9 billion.

With the company's strong balance sheet, liquidity, investment-grade capital markets access, ALC is more than well-prepared for this high growth rate, which will accelerate book value growth and shareholder returns.

So despite higher interest rates, political winds on trade wars and other noise, our business is looking very good.

On trade war concerns, let me just say that we see no definitive indication that trade concerns are having an impact on global traffic or on global demand for aircraft.

We continue to have many aircraft campaigns in China and Asia broadly and in Europe and in fact, globally.

Aircraft demand in passenger traffic growth remains strong and the single-aisle order books, in particular, are filled farther forward in the future than we've ever seen in the past.

ALC's own lease placements are well ahead of plan and the placement pace is continuing with consistent yields.

Some examples from our announced lease placements this past quarter include: SAS for A320neos, Hi Fly in Portugal for A330neo and with Belavia for 737-8 MAXs.

And we have more yet unannounced placements that you'll be reading about in the future.

Our yields, margins and ROE remained strong despite all the competition and capital inflows into our space.

So let me just say that financial strength with an investment-grade balance sheet, discipline, long-term airline and OEM relationships and decades of experience absolutely counts.

For all these reasons and because we already placed more than half of our order book, it was an easy decision to reflect our confidence by adding meaningfully to ALC's future order book.

So with the Farnborough Airshow, you saw us order an additional 75 MAX aircraft plus three 787-9s.

This was one of the largest orders we've executed since inception of the company.

Yet, in that context, we preserve flexibility in this order by breaking the order into option blocks.

In my view, it's the best of all worlds.

Deliveries of the 75 MAXs are mostly in 2023 and '24 as the best delivery positions for those years are filling up quickly.

We also executed engine orders with CFM and with Pratt & Whitney to power the next 60 existing A320/21neos from our current order book and we selected GE for the three 787-9s covered under our Farnborough announcement.

As always, our orders are based on a conservative view of the market as we only order about 50% of what we think we can place.

This leaves ALC in a position where we can take advantage of opportunities that may arise in the future, and we do believe there will be opportunities as we have already demonstrated in Q1 and Q2 and all of '17 with our incremental purchases.

ALC has the capability to help our airline customers and act as a buffer for the system, and doing so profitably while delivering superior returns for our shareholders.

While focusing on growth, our job is to maximize value for our shareholders and that means striking the best balance between portfolio growth, gains on aircraft sales and long-term strategy.

We are really enthusiastic here at ALC because we believe we have the right formula balancing these considerations.

Accordingly, as you now know from our recent press announcement, during the second quarter, our very hard-working team led by Ryan McKenna was working on a landmark transaction, Thunderbolt II.

Now Greg will go into greater detail in his remarks, but suffice to say the Thunderbolt II was more than a copycat of Thunderbolt I, which by the way is performing very well and we remain very happy with.

Thunderbolt II featured an innovative new equity and debt structure and a level of transparency unseen before.

The result speaks for itself.

We had overwhelming investor demand in both debt and equity sides of the transaction that led to gains for ALC that we were very happy with.

Strategically and perhaps most importantly, our Thunderbolt platform is a valuable tool to keep ALC's fleet young, yet allow ALC to keep  its hand in the valuable midlife space as these aircraft age and to retain the all-important customer relationships that flow with each aircraft.

We like these aircraft even though they're approaching midlife. We like these airline customers. And these customers want to keep dealing with us in all phases of the lease transaction to return of the aircraft and beyond.

For these reasons, and as planned all along, Air Lease kept 5% of the deal for itself, an investment we believe will add further shareholder value for the future beyond the management fees we collect.

More importantly, we believe the Thunderbolt II on the heels of Thunderbolt I demonstrates further evidence of the way that in the hands of well-proven management teams, Air Lease and the leasing industry should be valued, that is by focusing on long-term cash flows and return on investment rather than just simply looking at the book value of the aircraft.

In this transaction, as with most capital market transactions, there was a book building process that ultimately led to pricing.

We believe that this platform represents a well disciplined and replicable avenue for the efficient and profitable sale of aircraft as we grow our fleet here at ALC.

Thunderbolt II demonstrates once again the imbedded value in our balance sheet and lease cash flows.

So to conclude here, we're very proud of the results we have achieved for the second quarter. And as you can tell from my commentary, we are enthusiastic about the years ahead.

We move forward confidently knowing that we have best positioned ALC for the future and that our capable team is working diligently each and every day to execute our plans to the best of their ability.

I want to thank the ALC family as we have the best people in the industry across our organization.

And with that, I will hand the call over to Steve, our Executive Chairman, to provide further ALC and industry color and commentary. Steve?

Steven F. Udvar-Házy: John, thank you very much. As our second quarter results indicate, our business is very solid and the ALC team continues to work hard building the best-in-class fleet on long-term leases to our global airline customer base.

Over the past eight years, we've built a strong foundation for our business that is vital for the company's success going forward and all levels of our organization are ready for the growth ahead of us, firing on all cylinders.

Our ongoing conversations with the airlines provide us key intelligence as to what is being seen in the marketplace.

We are receiving the real-time picture of what our airline customers are experiencing.

Our dialogue indicate that globally, airlines are broadly healthy and remain optimistic about the current operating environment, despite more recent stresses of increasing interest rates and fuel cost.

IATA reported this morning that industry-wide revenue passenger kilometers increased 7.8% year-on-year in June of 2018 versus June of 2017 and increased 7% for the first six months of 2018.

Solid passenger traffic trends continue to set the important tone driven by low fares from the LCC and ULCC carriers. And we are at ALC experiencing a solid demand environment for available delivery positions from airlines throughout the world.

Regionally, European RPK growth is up 6.3% year-to-date with load factors around 83%.

We attribute this to longhaul and intra-European travel growing as a result of stimulation by low-cost and low-fare traffic.

As we have done a number of other placements and deliveries in Europe recently, we continue to strive forward in this area.

In addition to the SAS placement John mentioned, we delivered two 737-8 MAX aircraft and one new 787-9 aircraft to LOT Polish and one Boeing 737 MAX aircraft to Travel Service.

It is important to note that these airlines are using these aircraft for both route expansion as well as fleet modernization.

Outside of Europe, we see continued strength in Southeast and Northeast Asia as well as in India.

In fact, we will announce additional placements in India in the coming months.

The Asia-Pacific region continues to outpace the total market with a 9.7% RPK growth year-to-date through June.

In North America, we delivered two new Boeing 737-8 MAX aircraft to Sunwing in Canada.

The ongoing demand we're witnessing globally from our airline customers was the impetus for the orders we placed at Farnborough in July, which secures positions for Boeing 737 MAX 8 and 787-9s in the years 2020 through 2024.

As we have placed these aircraft, the terms andeconomics have remained consistent.

Our customers value the economics, the innovative efficiencies and the enhanced passenger experience for these new aircraft.

Through this transaction, we also repriced some of our existing orders with Boeing to maximize the potential for stronger returns going forward.

As always, we carefully select the aircraft in our order book.

There is significant need for new jets in the marketplace today but our plan is to focus on those aircraft types, which the airlines know they will be profitable operating.

Therefore, asset selection remains a crucial aspect of our business for those looking to succeed in the long-term.

Choosing the right aircraft types ensures that a lessor can move the aircraft quickly from one airline carrier to another, if needed. It also maximizes the probability that the aircraft will be in high demand during all stages of its life.

A good example are the 737-800s and A321 aircraft. You've seen recent conversion programs announced for the 737-800s and A321s, both of which have been chosen as viable successors to the Boeing 727 and 757 freighters.

This bodes very well for ALC, which has more than 100 Boeing 737-800s in our portfolio and over 200 Airbus A320 and A321 family aircraft in our fleet and on order.

These cargo conversion opportunities extend the useful life and the value of these aircraft, increasing the potential residual value realization at the time of sale.

As we look forward, we're also shifting into high gear and doing our homework and detailed evaluations of future aircraft types, including the Boeing NMA, which we refer to as the Boeing 797; as well as the Airbus A321 XLR.

As you all know, Air Lease was the launch customer for the Airbus A321 LR long range aircraft.

We're also further evaluating smaller gauge aircraft in the 120 to 160 feet category under the umbrella of Airbus and we anticipate soon Boeing.

More specifically, the A220 and the Embraer E2 jets are being carefully analyzed.

I want to be clear here. This does not necessarily mean that ALC will be ordering them. We are far from that point. We are simply doing what we always do, evaluate all the aircraft for the long-term future of global air transportation and Air Lease Corporation.

There are many, many technical, economic and strategic considerations for each of these aircraft types as we look 20-plus years ahead.

We’ve focused for many decades on these matters, but we're now at a juncture perhaps more than ever before where the world of airlines, lessors and capital providers broadly are enjoying profitable and disciplined growth meeting the growing traffic demand in all aspects of the marketplace.

The airline industry has now truly become the world's mass transportation network and the aircraft supporting network have never been more important or more essential.

So looking ahead, we stay very focused on our core values. We start with the selection of the right aircraft, assets and helping our customers identify which airplanes they'll be operating profitably.

That serves us well in the long term as we look to exit those assets and for the benefit of the next buyer.

We remain encouraged by the continued solid demand for our aircraft and the solid passenger growth and replacement needs that drive that.

We're pleased with our airline and regional exposures, but like always, we stay close to our customers.

Our ongoing dialogue allows us to understand what our airline customers need and what the dynamic industry landscape requires.

And that understanding and intelligence is what ultimately allows ALC to be successful quarter-after-quarter, year-after-year.

And with that, I will turn the call over to our CFO, Greg Willis, who will provide an update on ALC's financing activities for the second quarter.

Gregory B. Willis: Thank you, Steve. As mentioned earlier, we recorded another great quarter, reporting diluted earnings per share of $1.04, an increase of 13% over the prior year. The result of the second quarter were largely driven by our aircraft activity and tax reform.

Given approximately half of our CapEx occurred in the last two weeks of the quarter, we will receive the full earnings benefit from these aircraft next quarter.

After adjusting for timing of deliveries, you can see that our portfolio lease rate factor, age and lease term remaining all held constant on a weighted average basis.

We continue to benefit from tax reform through the reduction of our effective tax rate to 21.8% as compared to 35.3% in the second quarter of 2017.

The strong earnings generated by our young fleet on long-term leases, coupled with our highly efficient platform, allowed ALC to achieve a 37.1% pretax margin in the second quarter and a 15.4% pretax return on equity.

ALC generated total revenues of $398 million in the second quarter, up 4.4% year-over-year, largely driven by the growth of our fleet with rentals comprising $393 million of total revenues.

We had a record quarter in terms of CapEx in which we purchased 18 aircraft representing $1.4 billion, which is the highest in our company's history.

Turning to expenses. Interest expense increased primarily due to the rise in our average debt balances, which tracks the growth of our fleet.

Despite the rise in prevailing interest rates over the last year, our composite rate only increased 24 basis points.

This is primarily attributable to us maintaining a very high level of fixed rate debt.

We also continue to see our interest rate adjustors kick in on our new aircraft deliveries adding to our base lease rates.

Turning to SG&A, our operating efficiency continues to improve. We ended the quarter with an SG&A to revenue ratio of 5.4% as compared to over 6.3% last year.

We continued to expect that over time, our revenue growth will outpace our SG&A growth.

We run a highly efficient organization with 90 employees servicing now $17 billion in total assets.

And we see this efficiency driving shareholder value in the future.

Looking forward to the remainder of 2018, we expect to deliver 25 new aircraft from our order book, representing approximately $2.1 billion in capital expenditures.

The third quarter will be relatively light in terms of CapEx as we anticipate delivering eight aircraft, representing $700 million in CapEx.

Consistent with prior years, these CapEx numbers do not include incremental purchases.

As John mentioned, we closed Thunderbolt II and as a result, we expect to sell most of the 18 aircraft in the second half of 2018.

As with Thunderbolt I, the aircraft identified for the transaction were moved to held for sale on August 1. Once moved to held for sale, ALC will continue to collect rentals and reserves until the aircraft are sold into Thunderbolt II, but will stop recording depreciation on these aircraft.

For this portfolio, we expect to realize $595 million in net consideration, representing a 10% premium to our net carrying volume.

ALC will monetize this value through the rest of the year as we close aircraft.

Gains on disposition are spread between gain on sale and aircraft rental revenue. Due to the closing mechanics and timing of transfers, we expect to monetize about 60% of this value through the gain line item and the remaining portion to the rental line item.

Additionally, with regards to our fleet, the Thunderbolt II transaction will slightly improve our portfolio metrics of average age and lease term remaining with a minimal impact on our portfolio yield.

And we ultimately anticipate that the transfer of these aircraft will be accretive to our ROE.

I would like to echo John's commentary regarding our team as they did a fantastic job innovating and executing this transaction.

In summary, this transaction took a huge step forward for aircraft ABS and substantially broaden the investor base for midlife aircraft.

We accomplished this through a number of innovations among many other enhancements that were all designed to increase investor demand for this issuance.

And ultimately, resulted in the equity being 6.7x oversubscribed.

We did this by introducing shares that are DTC registered and freely tradable, which is the first of its kind in aviation and enhanced disclosures to investors including the financial model, increased portfolio reporting, strong governance by an independent board and an alignment structure that incentivizes ALC to outperform on leasing and aircraft sales.

We are pleased with the outcome of Thunderbolt II and we believe that this market has evolved to a point where we can look to access it more regularly.

We understand that there's an interest from our analysts and investors to learn more about Thunderbolt II and many of you are likely to have follow-up questions.

We will be hosting a meeting in September to do a deeper dive on Thunderbolt II and its broader implications on ALC.

Accordingly, we request you save your detailed questions for that meeting. We will release further details on this opportunity in the coming days.

Moving to the financing side of the business. We were again active in the capital markets in the second quarter. In June, we issued $500 million 5-year senior unsecured note at 3.875% achieving further cost-efficient fixed rate financing for ALC.

ALC continues to maintain a substantial amount of financial flexibility, ending the quarter with $3.8 billion in liquidity.

Our debt to equity ratio as of June 30 was 2.53x, up from 2.35x at the end of Q1.

We also remain committed to our other financing strategies of 80% fixed rate debt and 90% unsecured debt.

At the end of Q2, our debt portfolio was 87% fixed and 96% unsecured.

In early July, Fitch Ratings affirmed ALC's long-term issuer default ratings and senior unsecured debt ratings of BBB flat with a stable outlook.

With that, we continue to benefit from three investment grade ratings all with stable outlook, which provides us with maximum financial flexibility to fund and operate our business going forward.

This concludes my review of the results and financing activities of the company. And I will now turn it back to Mary Liz.

Mary Liz DePalma: Thanks, Greg. This concludes management's remarks.

(Operator Instructions) Now I'd like to hand the call over to the operator to open the line for the Q&A.

Q&A

Operator: (Operator Instructions) Our first question comes from Jason Arnold with RBC Capital Markets.

Jason Michael Arnold: You've touched on this already in some of your comments a bit. But maybe you can expand on the Boeing order, kind of selection of aircraft, types and how you strategically timed your order. I'm assuming there's some game theory at work there, but certainly would love to have your perspective as well.

Steven F. Udvar-Házy: Well, the order with Boeing really satisfied two objectives. One is we've seen significant demand from our airline customers for the 737 MAX family. We felt that we did not have sufficient number of MAXs on order to satisfy our airline requirements. And we also saw additional pickup in demand for 787-9s across a wide spectrum of airline customers. So part of the order is to satisfy demand that we see from our customers across the globe.

The second part of it was to make sure that the transaction is economic, and we worked very hard with Boeing to make sure that the pricing and the other economic benefits to us were superior to anything that we've done in the past and enabled us to basically rework a lot of the existing contracts that we have with Boeing in a mutually satisfactory way.

So the end result is very beneficial because in effect, we now have 213 737 MAXs on order. We have the ability to take 55 of those and work with them on a later stage and reconfirm them in an orderly manner, so it gives us flexibility. So overall, the transaction is very, very attractive for the company and for our shareholders.

John L. Plueger: We can tell you also that those positions -- the key delivery positions, we focused a lot of our energy in negotiation were disappearing in '23 and '24. And we wanted to make sure to preserve our competitive advantage by getting those best delivery positions.

Jason Michael Arnold: So good delivery positions and good price. That's a good combo. Okay. And just as a follow-up, I guess I was curious if you can comment on the secondary market demand for aircraft. And then given that you've been holding back on dispositions a bit here in 2018, obviously, Thunderbolt now there'll be some more sales but just curious how we should think about the pace of dispositions beyond those Thunderbolt sales in the back half of the year and in 2019 here as well.

John L. Plueger: Jason, we have a good problem on that regard and that good problem is that we have more buyers coming to us still than really we have aircraft to sell. That's one of our most frequent discussions as a management team is how much we should sell. So, yes, as we telescope to all of you, we held off in the first couple of quarters. Our debt to equity ratio is now back up to 2.53x after finishing at 2.3x something at the end of the year. So we've been deploying that capital quickly, efficiently and smartly.

So I think beyond Thunderbolt II, which we felt great about, we continue to have further aircraft sales opportunities. You may actually see one or two more before the end of the year outside of Thunderbolt. We actually have a number of people now coming to us actually from Asia more so than before looking to do portfolio sales, et cetera. So frankly, we're in a very good position. It's much more a decision for us as a management team as to when we're going to sell and where. TBOLT I sort of had an average fleet age of about 12 years. TBOLT II was right about eight years. And as you know, eight years our sweet spot. So we don't want to dig too much younger than that. And we've sold the aircraft largely all of them that are in that midlife space now. So I think it's all rosy looking out. And as I said in our remarks, our challenge and our duty to the shareholders is to balance growth, gain on sales and strategy.

Operator: Our next question comes from Moshe Orenbuch with Crédit Suisse.

Moshe Ari Orenbuch: Given that you will be affecting those sales or much of the sales of the Thunderbolt in the second half, as you think about kind of the state of play within the industry, do you think there will be opportunities to add more planes, kind of like you have done over the last couple of quarters? I mean, how do you think about that in terms of as you kind of think about the industry opportunities, your leverage and that -- those pending sales?

Steven F. Udvar-Házy: Yes. We have,as John indicated, we have 109 aircraft on firm order between July 1 of this year and the end of next year, representing about $8.5 billion. We also have this TBOLT II sale and we've already begun to plant the seeds internally on evaluating a TBOLT III portfolio sometime in the second half of next year. So we're looking actively at balancing our existing incoming new aircraft and whether there are opportunities to do one of two things, either buy some incremental new aircraft or move some delivery positions forward. So we're actively discussing various scenarios, but we do have a very active and full order book for the next 18 months. This will be the fastest growth rate of Air Lease both in terms of revenues and assets that we have experienced since the company was formed. So we're busy, we have all those aircraft placed but we'll always monitor opportunities to pick up airplanes, very young aircraft and additional new aircraft as those opportunities arise.

Moshe Ari Orenbuch: Great. Kind of almost in the opposite direction, there was some press reports in the last couple of days about some delays from Boeing on the 737 family. Is there -- I mean, anything you can kind of flesh out with respect to that?

John L. Plueger: Yes. I mean, we've actually -- they're not significant. We've been notified on two aircraft of basically one month or less delivery delay. So that's really not significant whatsoever. It wouldn't surprise me if there is some level of delay by the Boeing company on MAXs. But frankly, it pales in comparison to where we are at. So from Air Lease's perspective, as I said, some pretty small notices, one month delays on two different single aisles or less. So, so far, I think it's pretty well under control.

Operator: Our next question comes from Michael Linenberg with Deutsche Bank.

Unidentified Analyst: This is [Krishan] for Mike. Was just going to ask, have you guys seen outsized demand for any particular type of aircraft to any particular region of the world?

Steven F. Udvar-Házy: No. I think it's a very broad and consistent demand. We're seeing a lot of activity in Europe both with legacy airlines and with the low cost short-haul and low-cost long-haul carriers. We're seeing a lot of demand in South Asia, Southeast Asia, North Asia. We're seeing demand from some of our North American customers. Even Middle East, we're seeing some airlines looking at upgrading their fleets. So there is no single region that I would say is currently not evaluating -- modernize and grow their airline fleet.

Unidentified Analyst: Got you. And then on the flip side of that, any regions where there's particular weakness or not really at this time?

John L. Plueger: No. I mean -- I think, look, Argentina has had some well-publicized currency challenges. I think there is a lot of -- there's ample capacity on the aircraft side in Mexico. So not a whole lot of activity there. But I would also add on top of Steve's comment, a reminder and that reminder is that we continue to place widebody aircraft at a good pace. We've had a lot of widebody announcements this year and last year, so the new widebody space that we're in from our new aircraft placement perspective is actually doing well. And on that note, we forecasted in '21, '22 and '23, these are very heavy years where you're beginning the oldest 777-300s and the youngest 777-200s, for example, retiring quite a bit from the fleets as they're north of 20, 22 years of age. And we think that this is going to accelerate widebody demand in that period.

Operator: Our next question comes from Vincent Caintic with Stephens.

Vincent Albert Caintic: So first question, it's nice to see that the order book continues to be placed out with that locked in CapEx. If you could remind us and describe the conversations you're having with the airlines that will lead to such a long locked-in lease commitment through 2021. And then if you could give us a sense of the -- those economics of those leases that you placed, what kind of spreads, lease terms and any economic difference you see versus the current portfolio.

John L. Plueger: Well, I mean, Vincent, there's no magic here. We're doing what we've always done. I think the fundamental driver for everything is perhaps an aircraft replacement. And so we are farther forward, I think, placed than we've ever done so before and it's just simply a question of the demand out there. I would say we have another good problem in this regard in that oftentimes, we could actually accelerate at an even faster pace if we wanted to, but we need to have product on the shelf. We need to have aircraft available for ongoing campaigns, pop-up situations as they need. We have a lot of strategic airline considerations and how we want to grow our relationships going forward. So the truth of the matter is, we could place even farther if we wanted to, but it's that balance again between having enough available and on the shelf.

So, so long as we have the fundamental increase RPK growth, we're in a very strong environment and our decisions internally are guided to how much do we want to place and how much do we want to withhold. In many ways, it's the same situation with the OEMs, Airbus and Boeing, they keep a certain number of aircraft sort of positions on reserve for key campaigns as they know that they're unfolding them. To some extent, we do the same in our order book going forward. That's as simple as I can explain it.

Steven F. Udvar-Házy: And I just want to emphasize that a lot of our placements from multiple aircraft are over a several year period. So for example, we could write a lease with an airline for seven aircraft, two of which would deliver in 2020, three in '21 and two more in 2022. So many of these transactions cover a multiyear period of deliveries.

John L. Plueger: Yes. And the nice part about this again, just looking more broadly, we build our business much like any other business on the planet. And that's by repeat business with our customers. And we're getting more and more requests for incremental additional aircraft to those customers. And -- but at the same time, we are very cognizant of risk. And that means customer concentration. That's where Blackbird Capital, for example, has become very valuable to us because a lot of the aircraft that we put in Blackbird or are going into Blackbird, et cetera, help with our risk and concentration exposure. So it's a perfect complement going forward as we balance all these issues. The hardest thing to do is to tell a good customer that you're full up on them. We don't want to give that business away to other leasing companies. We don't have to and that's a tool that Blackbird is there for us for.

Steven F. Udvar-Házy: And thanks for your question.

Vincent Albert Caintic: Okay. If you could maybe also talk about the economics of those leases? Are they similar, better than your -- the current portfolio?

Gregory B. Willis: Yes. They're consistent with what we're seeing in the fleet today. I mean, we don't give guidance on what we're placing in the marketplace but for all intents and purposes, they're in line.

Vincent Albert Caintic: Okay. Perfect. And then just one quick one. Just noticed that the SG&A expense levels were down materially quarter-over-quarter and year-over-year so you had a nice 5.4% rate. Just want to know if that's sustainable going forward, if there's one thing that's one time for the quarter.

Gregory B. Willis: I think you'll see things bounce around quarter-to-quarter. We expect there will be further expenses flowing through next quarter with the Thunderbolt II closings. But by and large, there is no change in our position that over time revenue growth will outpace SG&A growth.

Operator: Our next question comes from Scott Valentin with Compass Point.

Scott Jean Valentin: With regard to new technology and in higher fuel prices, are you seeing increased demand or increased lease rates as a result of the higher fuel prices?

Steven F. Udvar-Házy: We're beginning to see an uptick on aircraft as airlines are sort of scratching their heads on whether to hedge fuel and guessing where oil prices are going. But I think the general consensus now is that oil prices are firm and if anything, they'll move slightly in the northward direction. And so I think that's reflecting in the demand for fuel-efficient aircraft. And consequently as John said, with a shortage of good delivery positions, we are beginning to see an uptick in lease rates going forward.

Scott Jean Valentin: Okay. And just one follow-up. With the CapEx plan ahead, I'm assuming will be more at the high-end of the 3x debt to equity ratio, kind of 2.5 to 3 level that you guys talked about.

Steven F. Udvar-Házy: Oh, no.

Gregory B. Willis: No. There is no change in our target debt to equity ratio of 2.5:1.

Steven F. Udvar-Házy: No. Our target is 2.5. We have $200 million of convertible debt that we anticipate will become equity later in the year. We continue to reinvest the retained earnings in the company. So we're not planning to diverge away from our stated policy target of 2.5:1 debt to equity ratio.

John L. Plueger: Scott, you will see quarter-to-quarter variations. We have peek deliveries, for example, usually in our second quarter. So normally, that quarter, sometimes the third but usually the second quarter will usually peak above that 2.5. But again, concluding the year, 2.5 is our guideline and that's we think we're going to be.

Steven F. Udvar-Házy: And we'll also work very closely on fine-tuning our aircraft sales to make sure that we manage the balance sheet efficiently and prudently to stay within those parameters.

Operator: Our next question comes from Helane Becker with Cowen.

Helane R. Becker: Just a balance sheet question for Greg since you seem not to be getting too many. The cash position went down, the restricted cash position went up and flight deposits seem to have gone down. Can you just -- is that just related to deposits or the fact that the aircraft closings came so late in the quarter? Could you just like go through that for me, please?

Gregory B. Willis: Yes. There is nothing to be said about the cash position going to 259 versus 292 at the end of the year. We still have a significant amount of liquidity. I would expect that as we entered into a very heavy quarter in terms of CapEx that you'd see some decrease, a slight decrease in the deposits. And then as we go into the other quarters, there will be an accordingly increase in the deposit line item.

Steven F. Udvar-Házy: But Helane, security deposits that we have from airlines went up from $856 million at the end of last year to $933 million at June 30. So we have more cash from our airline customers that we're holding.

Helane R. Becker: Okay. Okay. That's great. And then any repossessions that you had to do in the quarter? Or aircraft replaced with other airlines?

John L. Plueger: No. No, Helane. We had none.

Steven F. Udvary-  Házy: No. There was no defaults or repositions or anything like that.

Operator: Our next question comes from Mark Streeter with JPMorgan.

Mark Stephen Streeter: I love that conviction on the 2.5x debt equity. You're not moving off that. Good for you guys. That's music to my ears. But that's not my question. Wondering if you can talk a little about in terms of Thunderbolt and Blackbird getting into the details, I look forward to the deeper dive. And congrats Steve, John, to you, to Greg, Ryan on what you've built there. I think it's wonderful. But I'm wondering how you're going to feed the beast. You mentioned maybe second half next year doing another Thunderbolt transaction. But as you have these side cars up and running and becoming more efficient with a lower cost of capital, does that allow you to look at more maybe mixed portfolios of aircraft and be more aggressive in the secondary market to bring in maybe more portfolios where you can peel off a portion into Thunderbolt? Or obviously..

John L. Plueger: Yes. Let me just comment, Mark. I understand that. So it's kind of a mixed question. The answer is yes, we do have that capability to look but I think one of the things that these investors like the most is that these are ALC-picked aircraft and ALC leases. They like both and they like our name as originators of the documents as using our methodology, et cetera, et cetera. So we're amazed to be seen whether we can really find something of a meaningful size and scale over and above what's coming out of our fleet. Our fleet -- we take new aircraft delivery all the time. And as we take new aircraft, every current aircraft in our fleet does age. So we do think this is a replicable platform. I would pause a little bit yet on whether we should go out and acquire other sort of non-ALC originated aircraft. I just think that our investors will -- may pause on that and this is a product that is really optimized for ALC -- Thunderbolt is optimized for ALC and its shareholders. And so things will go more towards investor demand and appetite as we've learned a lot now from this Thunderbolt II transaction and in the process that we've used it.

Steven F. Udvar-Házy: But, Mark, let me amplify a little more to respond to your question. Last year, we purchased 11 737-800s that were built in 2010, 2011. All those aircraft are leased to different airlines. This year, in Q2, we purchased four A321s that were built in like 2013, '14, '15 timeframe. Some of those aircraft, even though we didn't acquire them new, will become potential candidates into future transactions such as the Thunderbolt III. So we do have some aircraft that we acquired that were not new aircraft that are candidates to eventually go into one of these structures.

John L. Plueger: But in our fleet now.

Steven F. Udvar-  Házy: They're in our fleet now.

Gregory B. Willis: Yes. I think we need to walk before we can run. I don't think there's an intention for us to originate, to distribute like you're implying. I think it is a great platform for us. We'll continue to monitor it and continue to pursue deals as they present themselves.

Steven F. Udvar-Házy: And also, we want to maintain a healthy balance, a nice equilibrium between the number of managed aircraft and the number of owned aircraft. So we're trying to optimize that balance as much as we can going forward.

Mark Stephen Streeter: Okay. That's helpful, that distinction. And then just a follow-up for me, just on the new middle market aircraft. I know engine proposals were due last month and so forth. I'm just wondering if there's any update, Steve and John, in terms of your willingness to get involved in that program, maybe earlier than your lack of involvement right now, for example, in the 777X, which I know is still too far out for you. You don't want to put those PDP money to work so early, but I'm wondering is the NMA sort of a different ballgame for Air Lease?

John L. Plueger: Well, Steve commented already that frankly, I mean, we're really in a deep dive with Boeing as we speak, Mark. So we can't really comment too much technically but we're really in the weeds. And we're valuing the aircraft. We said at the Farnborough Airshow very publicly that there is broad-based strong interest in this aircraft from a number of airlines globally, both legacy carriers and Boeing's also targeted a number of LCCs and ULCCs. So all I can say is we continue to evaluate and watch all of these aspects and work closely with Boeing. And we're not shy with our views on Boeing, on all aspects of the aircraft.

Steven F. Udvar-Házy: Yes. So as John says, we're in a deep dive evaluation. We're working with the engine guys to understand exactly how their proposals would interface with the airframe. We've had exhausted discussions with the OEMs and Boeing on this airplane as the design evolves and they're asking for our customer inputs from our airline customers. So there -- it's a very interactive process that's been ongoing for some time. And the same thing is true with Airbus on the longer-range versions of the A321. And as I said earlier, we were the launch customer of the A321 LR. We're the largest customer of the A321neo family, and we're working with Airbus on looking at the XLR as sort of a replacement of the 757.

John L. Plueger: There is a key difference, Mark. The 797 NMA has not been launched whereas the 777X or 9X has been launched. So when you were talking about our involvement, it's actually impossible for anybody to order or preorder. So all we can do is tell you our detailed involvement with Boeing.

Mark Stephen Streeter: Yes. I was just wondering if there was anything philosophically different about the program in terms of a willingness to -- and I know you've been involved in the 777X development. Yet, you weren't a launch customer for that. It seems like you're implying that sort of the coast is clear for you to be involved with the NMA if the specs come out and the price comes out to your satisfaction. It doesn't sound like there's any roadblocks in the way for that.

Steven F. Udvar-Házy: No. And as you recall even back at ILFC, we were a very large customer. In fact, we were the largest lessor of both the 757 and the 767 families. We had, my recollection is, over 130 757s and 767s that we bought from Boeing. So this space of 210 to 280 seats is a sweet spot. And we will continue to work very closely with Boeing and the engine guys to make sure that whatever they design and build meets our clients' requirements.

Operator: Our next question comes from Rajeev Lalwani with Morgan Stanley.

Rajeev Lalwani: Question for you, John, on the used side. You made a couple of comments earlier. Can you just talk more about what's driving the interest on that side of the market? Is it just delays or it's in the aircraft out there? Is it something else? And then relating to it, I think Steve was talking about just higher fuel supporting NEOs and MAXs and some of the next-generation aircraft or is higher fuel impacting the value at all for the used side? It doesn't seem like it.

John L. Plueger: No. No. I mean, if you're talking about the incremental used aircraft that we've been acquiring, not just in Q1 and Q2 but all of last year as well, these are largely driven by our customer relationships. Most of these are not any RFPs or sale leasebacks. We talk to our customers and find out which ones may want to offload some aircraft and where we can fill holes and plug gaps and be a good problem solver for our customers. And that's where most of them are arriving on our doorstep is through our active engagement. Steve commented on our hourly and daily dialogues with all of our customers. That's where they're coming from and that's where we're finding, we think, good value opportunities and a chance to help our customers at the same time. That just continues as part of our natural method of doing business. And so those incremental opportunities are continuing. But we have not, as you'll see from valuations that we had done and all the aircraft we've sold, there's no, I would say, residual value and material concerns or degradation, et cetera. I would just say that fuel prices now are a little bit more on the radar. About maybe eight to ten months ago, they were off the radar but they're now on the radar. And to Steve's comment, I think that's meaning we're seeing a little indication and an uptick on the lease rate side for the newest ones.

Rajeev Lalwani: Okay. And then I think when you were talking about some of the aircraft orders that you're replacing, you highlighted the Pratt & Whitney, I think it was GTF. Can you talk about just your comfort level with the engines, just given all the headlines out there and concerns?

John L. Plueger: So to be clear, in my remarks, all we did is we have 60 of our next 320/21neos that are in our current order book that needed engine allocations and so we did provide those engine allocations both to CFM, the Leap and to Pratt & Whitney. We believe that Pratt's technical problems are resolved and we believe also that Pratt & Whitney's production capability has improved. However, I must say that where we are concerned and where we're a little watchful is incorporating those engines as they get delivered to Airbus, incorporating them back onto aircraft. And then it's not just bolting the engines onto the airframes, it's actually putting that whole aircraft in back into either final assembly or the delivery process and that's creating quite a challenge for Airbus.

So from the engine technical and production capability side, I think progress has been made. From the fixing it sort of side and the delivery delays on Airbus side, I think we're very watchful.

Operator: I show no further questions in queue. So I'd like to turn the conference back over to Mary Liz DePalma for closing remarks.

Mary Liz DePalma: Okay. Thank you, everyone. That's it for our call today. We look forward to speaking with you after the conclusion of the third quarter. James, thank you, and you can now disconnect the line.

Operator: Thank you.